Exhibit 2.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 26, 2011 (this “Agreement”), between Johnson & Johnson, a New Jersey corporation (“Parent”), Mr. Hansjörg Wyss (“Mr. Wyss”), Ms. Amy Wyss (“Ms. Wyss”), the AW 2010 GRAT (the “2010 GRAT”) and the Wyss 1989 Distributive Trust (the “Distributive Trust” and, together with the 2010 GRAT, Mr. Wyss and Ms. Wyss, the “Shareholders”).

WHEREAS, as of the date hereof, the Shareholders own beneficially and of record certain shares of common stock, par value CHF 0.001 per share (“Company Common Stock”), of Synthes, Inc., a Delaware corporation (the “Company”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Samson Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Merger Agreement), a draft of which has been made available to the Shareholders, which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Shareholders hereby agree as follows:

1.      Representations and Warranties.  The Shareholders represent and warrant that:

(a)      (i) Schedule I to this Agreement sets forth, opposite each Shareholder’s name, the number of shares of Company Common Stock (“Voting Shares”) that each Shareholder owns beneficially and of record or otherwise has the power to vote as of the date of this Agreement and that are subject to this Agreement, (ii) the Shareholders have good and valid title to the Voting Shares, free and clear of any Encumbrances and commitments of any kind (other than pursuant to this Agreement) and, in the case of the 2010 GRAT and the Distributive Trust, any claims under such trust by any beneficiary thereof to such Voting Shares, (iii) the Shareholders have the sole power to vote all of the Voting Shares without restriction (other than as contemplated by this Agreement), (iv) any proxies heretofore given in respect of any or all of the Voting Shares have heretofore been revoked and (v) the Shareholders do not have any other interest in any shares of Company Common Stock or any other shares of capital stock or other equity interests or voting securities of the Company, except as set forth on Schedule II to this Agreement.  If, after the date of this Agreement, the Shareholders purchase or otherwise acquire the power to vote shares of Company Common Stock not set forth in Schedule I, such shares of Company Common Stock shall be subject to the terms of this Agreement and shall be deemed to be Voting Shares for all purposes of this Agreement as if those shares were owned by the Shareholders on the date of this Agreement.

(b)      in the case of the 2010 GRAT and the Distributive Trust, (i) each is duly formed and validly existing under the laws of its jurisdiction of formation pursuant to a declaration of trust or similar trust formation document currently in effect and (ii) the Person executing this Agreement on behalf of each of the 2010 GRAT and the Distributive Trust is a trustee thereof and is authorized to act on behalf of and bind the 2010 GRAT and the Distributive Trust, respectively;

(c)      (i) the Shareholders have all necessary capacity, competency, power and authority to enter into this Agreement (including, in the case of the 2010 GRAT and the Distributive Trust, all necessary capacity, power and authority under its respective trust documents), (ii) the execution and delivery of this Agreement and the performance of their obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary actions on the part of the Shareholders (including, in the case of the 2010 GRAT and the Distributive Trust, by its respective trustee and any beneficiary of the Trust), (iii) the Shareholders have validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law) and (iv) in the case of Mr. Wyss and Ms. Wyss, if Voting Shares of Mr. Wyss or Ms. Wyss, as the case may be, constitute community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Mr. Wyss’s spouse or Ms. Wyss’s spouse, as the case may be, enforceable against such spouse in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law); and

(d)      (i) no filing with and no notification to, and no permit, authorization, consent or approval of any Governmental Authority is necessary on the part of the Shareholders for the execution, delivery and performance of this Agreement by the Shareholders and, except as contemplated by the Merger Agreement, the consummation by the Shareholders of the transactions contemplated hereby and thereby and (ii) none of the execution and delivery of this Agreement by the Shareholders, the consummation by the Shareholders of the transactions contemplated hereby or compliance by the Shareholders with any of the provisions hereof shall conflict with, or result in any violation or breach of, or a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or any obligation or to the loss of benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of such Shareholder (including the Voting Shares) under (A) in the case of the 2010 GRAT or the Distributive Trust, any trust documents or formation documents, (B) any order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Shareholders or any of the Voting Shares or (C) any contract to which such Shareholder is a party or any of its properties or assets (including the Voting Shares) is subject, in each case, except for violations, breaches or defaults that would not individually or in the aggregate impair the ability of any of the Shareholders to perform its obligations hereunder.

2.      Agreement to Vote.

(a)      Subject to Section 2(c), at the Company Stockholders’ Meeting or any other meeting of stockholders of the Company called to vote upon the Merger, the Shareholders shall vote (or cause to be voted) all of the Voting Shares in favor of the adoption of the Merger Agreement.  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote or other approval is sought, the Shareholders shall vote (or cause to be voted) all of the Voting Shares in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company.

(b)      At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote or other approval is sought, the Shareholders shall vote (or cause to be voted) all of the Voting Shares: (i) against any Competing Proposal or any action which is a component of any Competing Proposal, (ii) against the adoption of any Competing Transaction Agreement and (iii) against any other action that would in any manner (A) prevent, impede, frustrate or nullify any provision of the Merger Agreement, (B) change the voting rights of any class of capital stock of the Company or (C) otherwise interfere with or delay the transactions contemplated by the Merger Agreement.

(c)      In the event of a Change in the Company Recommendation made in compliance with the Merger Agreement, solely in connection with a vote that is subject to Section 2(a):

   (i)         the number of shares of Company Common Stock that shall be considered “Voting Shares” pursuant to this Agreement shall be modified without any further notice or any action by the Company or the Shareholders to be only such number that is equal to thirty three percent (33%) of the total number of outstanding shares of Company Common Stock (the “Lock-Up Subject Shares”), such that the Shareholders shall only be obligated to vote the Lock-Up Subject Shares in the manner set forth in Section 2(a); and

   (ii)        the Shareholders, in their sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of the remaining Voting Shares in excess of the Lock-Up Subject Shares in any manner they may choose.

3.      Transfer of Shares.  The Shareholders shall not, directly or indirectly, (a) sell, assign, transfer (including in any tender offer or by operation of law), dispose of or subject to an Encumbrance any of the Voting Shares, (b) deposit any Voting Shares into a voting trust or enter into a voting agreement or other arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including in any tender offer or by operation of law) or other disposition of any Voting Shares, (d) take any action that would make any representation or warranty of the Shareholders herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholders from performing their obligations hereunder or (e) otherwise agree to do any of the foregoing clauses (a) through (d); provided, however, that (i) the Shareholders may transfer Voting Shares in connection with any estate planning or charitable giving and (ii) the trustees of the 2010 GRAT shall be permitted to distribute Voting Shares to satisfy obligations under the 2010 GRAT to make annual annuity payments, so long as, in each case, any such Voting Shares continue to be bound after such transfer or distribution in all respects by the terms of this Agreement.

4.      No Solicitation of Transactions.  The Shareholders shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly (a) solicit, initiate or take any other action to facilitate or knowingly encourage any Competing Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Competing Proposal or (c) agree or authorize any Person to do any of the foregoing; provided, however, that nothing in this Section 4 shall prevent Mr. Wyss or Ms. Wyss, in each case, solely in their respective capacities as members of the Company Board, from engaging in any activity permitted or required by the Merger Agreement in the performance of their respective fiduciary obligations to the Company’s stockholders.

5.      Termination.  The obligations of the Shareholders under this Agreement shall terminate upon the earliest of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.  Upon the termination of this Agreement, neither Parent nor the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, provided, however, that nothing in this Section 5 shall relieve any party of liability for any intentional breach of this Agreement.

6.      Additional Matters.  The Shareholders shall provide any required notice pursuant to Article Fourth (d) of the Company’s certificate of incorporation on the terms contained therein (including, in the case of a special meeting of shareholders, within 5 days after notice of any such meeting of shareholder is given), and shall take all other actions in any such case necessary to effectively carry out the transactions contemplated by this Agreement (including, from time to time, executing and delivering, or causing to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request).

7.      Miscellaneous.

(a)      Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b):

if to Parent, to: Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 Attention: Office of the General Counsel Facsimile: (732) 524-2788
with a copy (which shall not constitute notice) to: Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, N.Y. 10019-7475
Attention: Telephone: Telephone: Email:	Robert I. Townsend III Damien R. Zoubek 212-474-1000 212-474-3700 rtownsend@cravath.com dzoubek@cravath.com and if to the Shareholders, to:

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, Pennsylvania  19103
Attention:     Joseph M. Sedlack
Telephone:    215-851-8132
Facsimile:      215-851-1420
Email:             jsedlack@reedsmith.com

 with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:     Creighton O’M. Condon
                       Christa A. D’Alimonte
Telephone:   212-848-4000
Facsimile:      212-848-7179
Email:             ccondon@shearman.com
                       cdalimonte@shearman.com

(c)      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(d)      Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e)      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that (i) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations and (ii) such assignment would not reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)      Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)      Specific Performance.  The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity.  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(h)      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware.  The parties hereto hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above named courts.

(i)      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)      Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(j).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JOHNSON & JOHNSON

By:	/s/ William C. Weldon
Name: William C. Weldon
Title: Chairman, Board of Directors, and Chief Executive Officer

[Parent Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HANSJÖRG WYSS

/s/ Hansjörg Wyss

[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMY WYSS

/s/ Amy Wyss

[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WYSS 1989 DISTRIBUTIVE TRUST

By:	/s/ Joseph M. Sedlack
Name: Joseph M. Sedlack
Title: Trustee

[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AW 2010 GRAT

By:	/s/ Joseph M. Sedlack
Name: Joseph M. Sedlack
Title: Trustee

[Shareholder Signature Page to Voting Agreement]